Exhibit 99.01

Item 6—Selected Financial Data

Selected Historical Consolidated Financial Data

The selected consolidated financial data presented below should be read in conjunction with the audited consolidated financial statements of the Company and the related notes and Item 7—”Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this report.

The selected historical financial data presented below as of and for each of the five years ended December 31, 2005 have been derived from the audited consolidated financial statements of the Company, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

	Year ended December 31,
	2001	2002	2003	2004	2005
	(millions, except per share data)
Statement of Operations Data
Total revenues	$1,424	$1,735	$2,076	$2,275	$2,267
Salaries and benefits (including share-based compensation of $7, $7, $10, $20, $18)	(743)	(887)	(1,086)	(1,218)	(1,384)
Other operating expenses	(308)	(341)	(369)	(391)	(405)
Regulatory settlements	—	—	—	—	(51)
Depreciation expense and amortization of intangible assets	(68)	(35)	(39)	(47)	(54)
Net gain on disposal of operations	17	13	11	11	78
Operating income	322	485	593	630	451
Interest expense, net	(82)	(65)	(53)	(22)	(30)
Premium on redemption of subordinated notes	—	—	—	(17)	—
Income before income taxes, equity in net income of associates and minority interest	240	420	540	591	421
Income taxes	(91)	(150)	(181)	(197)	(143)
Equity in net income of associates, net of tax	4	9	14	15	14
Minority interest, net of tax	(19)	(12)	(8)	(7)	(11)
Net income	$134	$267	$365	$402	$281
Earnings per share—basic	$0.99	$1.82	$2.40	$2.56	$1.75
Earnings per share—diluted	$0.91	$1.64	$2.17	$2.42	$1.72
Average number of shares outstanding
—basic	136	147	152	157	161
—diluted	148	163	168	166	163
Balance Sheet Data (as of year end)
Total assets(a)	$8,926	$10,111	$10,914	$11,641	$12,194
Net assets	689	845	1,299	1,432	1,281
Total long-term debt	787	567	370	450	600
Common shares and additional paid-in capital	727	748	902	817	557
Total stockholders’ equity	673	820	1,280	1,412	1,256
Other Financial Data
Capital expenditures	$40	$47	$57	$49	$32
Cash dividends declared per common share	$—	$—	$0.58	$0.75	$0.86

(a)              As an intermediary, we hold funds in a fiduciary capacity for the account of third parties, typically as a result of premiums received from clients that are in transit to insurance carriers and claims due to clients that are in transit from insurance carriers. We report premiums, which are held on account of, or due from policyholders, as assets with a corresponding liability due to the insurance carriers. Claims held by, or due to, us which are due to clients are also shown as both assets and liabilities of ours. All those balances due or payable are included in accounts receivable and payable on the balance sheet. Investment income is earned on those funds during the time between the receipt of the cash and the time the cash is paid out. Fiduciary cash must be kept in certain regulated bank accounts subject to guidelines, which vary according to legal jurisdiction. These guidelines generally emphasize capital protection and liquidity. Fiduciary cash is not available to service our debt or for other corporate purposes.